Exhibit 99.1

Strategic Mining Corp. Achieves $5 Million Reserve Equity Financing
from AGS Capital Group

CHEYENNE, WY, May 24, 2012 (GlobeNewswire) - Strategic Mining Corp (OTCBB: SMNG) announced it has achieved a $5,000,000 Reserve Equity Financing (“REF”) from AGS Capital Group, LLC, a U.S. based specialist investor group, to fund general Company operations and gold exploration work on the Siguiri property in Guinea.

The REF is a long-term strategic financing partnership that places Strategic Mining Corp. in control of how and when we raise equity, minimizing any potential dilution or disruption to our capital structure. Under the REF, Strategic Mining Corp. has discretion to periodically sell common shares when the prices are attractive to the Company.  The Company decides when the funds are raised and how the funds are utilized. Having AGS Capital Group as a long-term partner reduces financing uncertainty so that we can better focus on achieving our business objectives for precious metals exploration and eventual mine production.

Douglas C. Peters, President and CEO of Strategic Mining Corp., stated “We are pleased to be able to access this level of funding through a financial vehicle like the REF and a key financial partner.  Strategic Mining can make use of such consistent funding to advance exploration efforts for our gold properties, particularly for the Siguiri property in Guinea where funding is needed to complete assessment of the overall property for both placer and hard rock resources and move toward development and production of the placer gold resources already identified by past efforts.”

 “AGS sees Strategic Mining as an exploration company that has the potential for considerable growth given their position in the highly active gold fields of Guinea and attempts at breaking into Southeast Asian gold exploration as well.  We welcome the opportunity to aid Strategic Mining in these efforts”, stated Allen Silberstein, Chief Investment Officer of AGS Capital Group.

About Strategic Mining Corp.

Strategic Mining Corp.’s goal is to become a significant explorer and developer of gold properties in Guinea and Vietnam. It is currently planning more exploration and development programs on its Siguiri property, and intends to expand its property base in Guinea by acquisition and joint venture. More information is available at www.strategicminingcorp.com.

About AGS Capital Group, LLC

AGS Capital Group provides flexible equity financing solutions for growth-stage and mid cap public companies as well as private companies looking to go public. AGS Capital Group invests in public companies around the world listed on most exchanges.  AGS Capital Group performs fundamental analysis including credit risk, technical analysis of market trends and industry, evaluation of management team experience and corporate structure evaluation. Additional information may be found at www.agscapitalgroup.com

Forward looking statements: No assurance can be given that past or similar results of precious metal mining will be indicative of future results. This news release contains forward-looking statements. In particular, when used in the preceding discussion, the words “pleased,” “plan,” “confident that,” “believe,” “expect,” or “intent to” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the company’s products and technologies, competitive factors, the ability to successfully complete additional financings and other risks in the company’s SEC reports and filings.